Exhibit 99.1
Western Refining, Inc. Announces Appointment of Executive Vice President — Refining
EL PASO, TEXAS, August 15, 2006 —Western Refining, Inc. (NYSE: WNR) today announced the appointment of Mark J. Smith as Executive Vice President — Refining effective August 28, 2006, and the retirement of its Chief Operating Officer, Ralph Schmidt.
Mr. Smith joins Western from CITGO Petroleum Corporation where he served as Vice President and General Manager, Lemont Refinery. He has twenty-five years of experience in the petroleum refining industry. During this time, he has been involved in operational, business management and commercial aspects of the petroleum refining business. Most recently, he was responsible for all business and operational aspects of CITGO’s Lemont business unit.
Mr. Schmidt will remain as a consultant to Western as well as a member of its Board of Directors. As a consultant, he will assist with Mr. Smith’s transition as well as be available for assistance with future strategic issues and operational matters.
Western’s President and Chief Executive Officer, Paul Foster, commented “We wish Ralph the best in his retirement. Ralph has devoted significant time and energy to building Western into the company it is today. He played a key role in completing the acquisitions we have made and the improvements in operations of the acquired refineries. We are pleased he will remain a significant stockholder, a member of our board and continue to work closely with us as a consultant.
“We are delighted that Mark will be joining the management team at Western. Mark brings a tremendous amount of experience to Western and will be instrumental in helping us achieve our goal of growing our business.”
Western Refining, Inc., headquartered in El Paso, Texas, is an independent crude oil refiner and marketer of refined products, operating primarily in the Southwest region of the United States, including Arizona, New Mexico and West Texas.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect Western’s current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could result in Western’s expectations not being realized or otherwise materially affect Western’s financial condition, results of operations and cash flows. Additional information regarding these and other risks are contained in Western’s filings with the Securities and Exchange Commission.
Contact:
Western Refining, Inc.
Scott Weaver
915-775-3300